Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

FIRST VALLEY BANCORP, INC. ANNOUNCES 30% GROWTH
IN FIRST QUARTER EARNINGS

Bristol, Connecticut - April 27, 2006 - First Valley Bancorp, Inc., the parent company of Valley Bank, reported net income of $221,000, or $0.18 diluted income per share, for the quarter ending March 31, 2006, a 30% increase over net income for the same quarter in 2005. The Company had total assets of $162.1 million at March 31, 2006 while loans and deposits totaled $116.6 million and $131.0 million, respectively.

Robert L. Messier, Jr., President and CEO, said, “The results demonstrate the continued support by businesses and consumers who want to do business with a locally owned and managed bank.”

Messier added, “Renovations and fit up of our new full service branch at 98 Main Street, Southington are moving forward with the expected opening date early in the third quarter of 2006. A Bristol office on Farmington Avenue is planned for later in the 2006 year.”

Valley Bank has also formed Riverside Investment Services (located at Valley Bank), a full service wealth management operation with a broker dealer relationship through Linsco/Private Ledger of Boston (LPL). LPL is the largest independent broker dealer in the United States (based on total revenue, as reported in Financial Planning magazine June 1996-2005) with approximately 400 banks as clients.

Thomas O. Barnes, Jr. has been appointed Manager of Riverside Investment Services. Melissa Ballash of Bristol is his administrative assistant.

Messier said, “We are excited about this new service addition. Prior to forming Riverside Investment Services, we had been providing investment management services on a part-time basis. Now we will have a dedicated, full service investment management team on the premises at Four Riverside Avenue on a full-time basis.”

“As more people become concerned about retirement planning or funding education expenses, they will seek professional advice. Riverside Investment Services can provide customers with alternatives for investing funds,” said Messier.

  Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of know or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
MARCH 31, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	March 31,	December 31,
	2006	2005
	(Unaudited)

ASSETS
Cash and due from depository institutions	$2,774	$3,447
Federal funds sold and money market accounts	8,938	9,220
Investment securities	29,008	33,907
Loans receivable, net	116,642	109,773
Premises and equipment, net	1,469	1,435
FHLB Stock, at cost	943	855
Accrued income receivable	662	680
Deferred income taxes	896	904
Other assets	719	705
TOTAL ASSETS	$162,051	$160,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$15,994	$17,166
Interest bearing	114,959	112,034
Total deposits	130,953	129,200
Federal Home Loan Bank advances	15,201	15,019
Junior subordinated debt	4,099	4,098
Mortgagors' escrow accounts	98	176
Other liabilities	1,744	2,733
Total Liabilities	152,095	151,226

Stockholders' Equity:
Common stock, no par value; authorized 3,000,000 shares;
issued and outstanding 1,187,619 and 1,186,236 at
March 31, 2006 and December 31, 2005, respectively	893	892
Additional paid-in capital	8,215	8,194
Retained earnings	1,275	1,054
Accumulated other comprehensive loss	(427)	(440)
Total Stockholders' Equity	9,956	9,700
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$162,051	$160,926

(a) All share data have been adjusted to give effect to a one for ten stock split effective January 30, 2006

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
MARCH 31, 2006

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended
	March 31,
Interest income:	2006	2005
Interest on loans	$1,996	$1,306
Interest and dividends on investments
and deposits	384	379
Total interest income	2,380	1,685

Interest expense:
Deposits and escrow	753	467
Borrowed money	239	75
Total interest expense	992	542
Net interest income	1,388	1,143

Provision for loan losses	75	77

Net interest income after provision for loan losses	1,313	1,066

Noninterest income:
Service charges and other fees	86	89
Realized gains (losses) on investments	(86)	-
Total noninterest income	-	89

Noninterest expenses:
Salaries	454	405
Employee benefits and taxes	90	92
Occupancy and equipment	182	173
Professional fees	46	36
Marketing	25	20
Office supplies	15	18
Outside service fees	50	48
Organizational costs	-	-
Other	77	83
Total noninterest expenses	939	875
Income before income tax expense	374	280
Income tax expense	153	109
NET INCOME	$221	$171

Basic income per share	$0.19	$0.14
Diluted income per share	$0.18	$0.14

Weighted-average shares outstanding - basic	1,187,573	1,183,574
Weighted-average shares outstanding - diluted	1,247,984	1,219,757

(a) All share data have been adjusted to give effect to a one for ten stock split effective January 30, 2006

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